Exhibit 10.6

November 8, 2006

Private & Confidential

Mr. Claude L. LeBlanc
XL Capital Ltd

Dear Claude,

                    We are pleased to confirm effective on or about November 1, 2006 (but not later than November 16) your transfer to the position of Executive Vice President, Corporate Development & Strategy, Security Capital Assurance Ltd (SCA or the “Company”) reporting to Paul Giordano, CEO of SCA. Accordingly:

1. Position & Responsibilities: The basic functions of this position, although not exclusively, are (i) working with senior management to develop the company’s corporate strategy, (ii) overseeing all corporate development activities, (iii) overseeing capital management and pricing model development, (iv) managing rating agency relations, (v) assuming such other reasonably related responsibilities as provided by the CEO in his discretion and (vi) serving as a member of the Executive Committee.

2. Salary and Bonus: Your base annualized salary will increase to (USD) $300,000 (“Base Salary”), and current benefits and perquisites associated with your grade will remain the same. In addition, your target bonus will increase to 70% (“Target Bonus”) of your Base Salary and your potential long term incentive award opportunity will be targeted at 75% of your total cash (base plus bonus) compensation. As long as you continue to be based in Bermuda, you are entitled to receive a housing allowance. The value of your housing allowance will be $11,000 per month.

3. Minimum Employment Period: SCA will employ you on the terms herein, together with SCA’s other policies and terms of employment applicable to you, for a minimum period of two years from your commencement date (the “Minimum Employment Period”). Thereafter, you will be an employee on the same terms and conditions applicable to similarly situated Bermuda-based executives. Although there is no intention to diminish your benefits after such two-year period, no assurance can be given that benefits for similarly situated Bermuda-based executives, as a class, will not be modified or reduced in the future except as specifically provided for with respect to the housing allowance. The foregoing should not be construed as a guarantee of future payment of any bonus, LTI or other variable compensation.

4. Guaranteed Bonus for 2006/Sign-on Bonus: For the 2006 Plan year, you are guaranteed to receive a full-year’s cash bonus at a minimum of $150,000 (excluding the signing bonus) paid to you at the time that bonuses are customarily paid, provided that you remain otherwise eligible to receive such award under the terms of the SCA Annual Incentive Plan, i.e. that you are an employee in good standing on the date that such bonus is paid. SCA will have sole responsibility for payment of such bonus and will not pro-rate it, or offset it by other bonuses and benefits paid or payable, for the 2006 performance year. In addition, you will receive a one time signing bonus of $75,000 payable within one month of your transfer date. Should you leave SCA within the first year (prior to November 1, 2007) of your transfer, you will be required to repay this signing bonus.

5. Long Term Incentive Award: In the quarter immediately following the commencement date of your employment with SCA, (expected to be January 2007), the Company shall recommend to the Board of Directors that you receive an equity award valued at $125,000, in the form of restricted stock. Such award shall vest and otherwise be subject to the terms and conditions set forth in the SCA Long Term Incentive Plan. In addition, at the time the Company regularly grants annual long term incentive awards to executives in 2007 based upon such executives’ 2006 service, you will be eligible for a full-year’s long term incentive award, as determined by the SCA Compensation Committee, and such award will not be pro-rated.

6. Severance Provisions Upon Certain Termination Events: In the event your employment is terminated by the Company by reason of (i) reduction in force, (ii) reorganization, (iii) position elimination or (iv) by reason of your Death in service or due to Disability (as determined pursuant to the Company’s Long-Term Disability Plan), within the minimum employment period, you shall receive: (i) your Base Salary accrued but not yet paid through your date of separation paid in accordance with the Company’s payroll practices in effect at the time, (ii) provided you sign a waiver and release of employment claims acceptable to the Company, a lump sum payment equal to your Base Salary for the then remaining portion of the Minimum Employment Period, (iii) any annual bonus earned by you under the AIP but not yet paid to you, (iv) a bonus for the year in which your termination occurs at your target award level pro-rated for the time you actually worked during the year, (v) rights with respect to equity securities of the Company, including any restricted stock or other securities, held by you, or rights to any cash-based long term incentives, as determined in accordance with the terms thereof or the applicable plan, and (vi) any rights to accrued benefits at the time of your separation from employment under any Company benefit plan or program including vacation time accrued but not yet taken. The latter payment will not be subject to your signing a waiver and release of claims.

For the avoidance of doubt, your voluntary resignation from the Company during the Minimum Employment Period does not entitle you to severance payments hereunder.

The above constitutes your Amendment to Statement of Employment in accordance with the Employment Act 2000. To acknowledge this transfer, please return a signed copy of this document to Human Resources for your personnel file.

We wish you the best in your career with SCA.

Yours sincerely,

/s/ Sheila I.L. Hendrickson

Sheila I.L. Hendrickson
Assistant Vice President, Recruitment Specialist
XL Services (Bermuda) Ltd

cc: Paul S. Giordano

Acceptance:	/s/ Claude L. LeBlanc	Date:	November 8, 2006

Claude L. LeBlanc